Exhibit 99.1

TOREADOR REPORTS APPROVAL OF DEVELOPMENT PLANS FOR SOUTH AKCAKOCA SUB-BASIN, OFFSHORE TURKEY

DALLAS, TEXAS – (November 29, 2005) – Toreador Resources Corporation (Nasdaq:TRGL) reported today that 2006 development plans and budgets for the South Akcakoca Sub-Basin natural gas project, located offshore Turkey in the Black Sea, were unanimously approved by the project’s joint operating committee in a meeting in Ankara, Turkey on Friday of last week. The approved plans are consistent with Toreador’s stated goal of achieving first gas production from the project by the second half of 2006. The committee consists of representatives of the project’s partners, TPAO (the Turkish national oil company), Toreador (operator in the South Akcakoca Sub-basin) and Stratic Energy Corporation.

The development plans include drilling at least six development wells during the next six months on the Akkaya and Ayazli structures. In addition, the partners agreed to drill two wells and have the option to drill a third well in the deeper waters of the project area on the Akcakoca structure during 2006.

Funding for Toreador’s share of project costs will be drawn from a portion of the proceeds of its recent issues of equity and convertible notes, which resulted in net proceeds in excess of $100 million. Remaining funds will be used for the company’s other exploration and development programs through 2006.

To facilitate production of first gas by the second half of 2006, the committee approved the contracting of a second jack-up rig for a minimum of six months. The “Saturn” will be used in conjunction with its sister-rig, the “Prometheus,” to complete further exploration, appraisal and development drilling, as well as installation of production platforms in the shallow waters of the South Akcakoca Sub-basin. The Saturn is expected to arrive in late December, and the Prometheus is currently drilling the Ayazli-2A development well.

In addition, the committee approved the contracting of Atwood Oceanic’s semi-submersible rig “Southern Cross” to drill the planned exploration and appraisal wells in the deeper waters of the South Akcakoca Sub-basin. It is anticipated that the Southern Cross will be available by April 2006.

Development of the project’s offshore pipeline system, onshore gas processing facilities and the onshore tie-in to the national gas grid has already begun. The approximately 17 kilometer pipeline from the site of the processing facilities to the national grid is currently under

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construction. The contract for the construction of offshore production platforms is expected to be awarded by the end of 2005.

In acreage to the east of the South Akcakoca Sub-basin, the partners have agreed to drill up to three exploration wells on prospects similar to the current discoveries. As per the original joint venture agreement, TPAO will be the operator in the permit area outside of the South Akcakoca Sub-basin. Currently, a high-definition 2D seismic survey is underway over the area in order to identify potential drilling locations with the exploration drilling program planned to begin in the second half of 2006.

“Toreador and its partners are aggressively pursuing the goal of delivery of first gas from the project by the second half of 2006,” said Toreador President and Chief Executive Offer G. Thomas Graves III, “as demonstrated by the work programs and budgets approved for next year. Following our recent equity and convertible note offering, we are well positioned to execute our 2006 capital spending plans.”

Graves continued, “Although the Black Sea area in Turkey is a new frontier for offshore exploration, the productive and collaborative efforts of the partners have moved this project at a rapid and successful pace. To put the pace of development in context, since completing the discovery well at the end of September 2004, we have drilled an additional five development and appraisal wells, completed 2D and 3D seismic programs that will drive further development, and have begun construction of the onshore and offshore production infrastructure. In addition to the development of the 50,000 acres in the South Akcakoca Sub-basin, the partners are also committed to further exploration in the remaining 912,000 acres of the Western Black Sea permit, and are proceeding with planning for future activities.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

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Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks

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include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141